January 2023

Pricing Supplement No. 7,743

Registration Statement Nos. 333-250103; 333-250103-01

Dated January 25, 2023

Filed pursuant to Rule 424(b)(2)

Morgan Stanley Finance LLC

INTEREST RATE STRUCTURED PRODUCTS

Buffered Jump Securities with Downside Factor and Principal Exposure due February 13, 2024

Based on the 2-Year U.S. Dollar SOFR ICE Swap Rate

Fully and Unconditionally Guaranteed by Morgan Stanley

Principal at Risk Securities

The Buffered Jump Securities with Downside Factor and Principal Exposure, which we refer to as the securities, offer the opportunity to earn a return based on the performance of the 2-Year U.S. Dollar SOFR ICE Swap Rate (the “reference rate”). The terms of the securities differ from those of ordinary debt securities. Ordinary floating rate debt securities linked to an interest rate typically provide for the return of principal at maturity, subject to our credit risk, and the payment of interest that depends on the interest rate to which such securities are linked. Any decline in such interest rate would potentially affect the interest payable on such securities, but would not adversely affect the payment at maturity. Unlike ordinary debt securities, the securities do not pay interest and do not guarantee the repayment of any principal at maturity. Instead, at maturity, you will receive for each security that you hold an amount in cash that will vary depending on the performance of the reference rate, as determined on the valuation date. If the final reference rate is greater than or equal to the threshold reference rate of 50% of the initial reference rate, you will receive at maturity the stated principal amount plus the fixed upside payment of $115 per security. However, if the final reference rate has declined to less than the threshold reference rate as of the valuation date, the payment due at maturity will be reduced by 2% for every 1% decline beyond the threshold reference rate and, accordingly, may be less, and possibly significantly less, than the stated principal amount of the securities and could be zero. A very small absolute change in the reference rate can result in a significant loss on the securities. For example, assuming an initial reference rate of 2.000%, if the final reference rate were to decline by only 1.200 percentage points to 0.800%, while the absolute change in the rate is only 1.20%, that move actually represents a 60% decline from the initial reference rate, and you would lose 20% of the stated principal amount. The securities are for investors who seek a return based on changes in the reference rate and who are willing to risk their principal if the reference rate declines below the threshold reference rate and forgo current income and upside above the fixed upside payment at maturity in exchange for the fixed upside payment if the final reference rate is greater than or equal to the threshold reference rate. There is no minimum payment at maturity on the securities. Accordingly, you could lose your entire initial investment in the securities. The securities are notes issued as part of MSFL’s Series A Global Medium-Term Notes program.

Publication of the 2-Year U.S. Dollar SOFR ICE Swap Rate began on November 8, 2021 and it therefore has a very limited history. For further discussion of risks related to the securities, including risks related to the reference rate, see “Risk Factors” beginning on page 11.

All payments are subject to our credit risk. If we default on our obligations, you could lose some or all of your investment. These securities are not secured obligations and you will not have any security interest in, or otherwise have any access to, any underlying reference asset or assets.

FINAL TERMS
Issuer:	Morgan Stanley Finance LLC (“MSFL”)
Guarantor:	Morgan Stanley
Aggregate principal amount:	$7,585,000
Issue price:	$1,000 per security
Stated principal amount:	$1,000 per security
Pricing date:	January 25, 2023
Original issue date:	January 30, 2023 (3 business days after the pricing date)
Maturity date:	February 13, 2024
Interest:	None
Reference rate:

The 2-Year U.S. Dollar SOFR ICE Swap Rate (2CMS).

Please see “Additional Provisions—Reference Rate” below. Please also see “Additional Provisions—Index Cessation,” which describes how a Benchmark Replacement will replace 2CMS following an Index Cessation Effective Date, and “Risk Factors— Risks Relating to the Reference Rate.”

Payment at maturity:

• If the final reference rate is greater than or equal to the threshold reference rate:

$1,000 + the fixed upside payment

• If the final reference rate is less than the threshold reference rate:

$1,000 + [$1,000 × (reference rate performance factor + buffer amount) × downside factor]

Because the reference rate performance factor will be less than 50% in this scenario, the payment at maturity will be less, and possibly significantly less, than the stated principal amount of $1,000 and could be zero.

Fixed upside payment:	$115 per security (11.50% of the stated principal amount)
Minimum payment at maturity:	None
Reference rate performance factor:	(final reference rate – initial reference rate ) / initial reference rate
Initial reference rate:	4.194%
Final reference rate:	The reference rate on the valuation date; provided that if the scheduled valuation date is not a U.S. government securities business day, the final reference rate shall be the reference rate level on the U.S. government securities business day immediately preceding the scheduled valuation date. In no event, however, will the final reference rate be less than 0%.
Threshold reference rate:	2.097%, which is 50% of the initial reference rate
Buffer amount:	50%
Downside factor:	2.0
Valuation date:	February 8, 2024
Specified currency:	U.S. dollars
CUSIP / ISIN:	61774FBB7 / US61774FBB76
Book-entry or certificated security:	Book-entry
Business day:	New York
Agent:	Morgan Stanley & Co. LLC (“MS & Co.”), an affiliate of MSFL and a wholly owned subsidiary of Morgan Stanley. See “Supplemental Information Concerning Plan of Distribution; Conflicts of Interest.”
Calculation agent:	Morgan Stanley Capital Services LLC
Trustee:	The Bank of New York Mellon
Estimated value on the pricing date:	$986.30 per security. See “Investment Summary” on page 2.
Commissions and issue price:	Price to public	Agent’s commissions(1)	Proceeds to us(2)(3)
Per security	$1,000	$10	$990
Total	$7,585,000	$75,850	$7,509,150
(1)	J.P. Morgan Securities LLC and JPMorgan Chase Bank, N.A. will act as placement agents for the securities. The placement agents will forgo fees for sales to certain fiduciary accounts. The total fees represent the amount that the placement agents receive from sales to accounts other than such fiduciary accounts. The placement agents will receive a fee from the Issuer or one of its affiliates that will not exceed $10 per $1,000 stated principal amount of securities.

(2)	Please see “Supplemental Information Concerning Plan of Distribution; Conflicts of Interest” in these preliminary terms for information about fees and commissions.

(3)	See “Use of Proceeds and Hedging” on page 17.

The securities involve risks not associated with an investment in ordinary debt securities. See “Risk Factors” beginning on page 11.

The Securities and Exchange Commission and state securities regulators have not approved or disapproved these securities, or determined if this document or the accompanying prospectus supplement and prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

You should read this document together with the related prospectus supplement and prospectus, each of which can be accessed via the hyperlinks below.

Prospectus Supplement dated November 16, 2020       Prospectus dated November 16, 2020

References to “we,” “us” and “our” refer to Morgan Stanley or MSFL, or Morgan Stanley and MSFL collectively, as the context requires.

The securities are not deposits or savings accounts and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency or instrumentality, nor are they obligations of, or guaranteed by, a bank.

Morgan Stanley

Morgan Stanley Finance LLC

Buffered Jump Securities due February 13, 2024

Based on the 2-Year U.S. Dollar SOFR ICE Swap Rate

Principal at Risk Securities

Investment Summary

Buffered Jump Securities

Principal at Risk Securities

The Buffered Jump Securities with Downside Factor and Principal Exposure (the “securities”) can be used:

▪	as an alternative to direct exposure to the reference rate that provides for a fixed positive return of 11.50% if the reference rate has appreciated or has declined by 50% or less over the term of the securities;

▪	to enhance returns and potentially outperform the reference rate; and

▪	to obtain a buffer against a specified level of negative performance of the reference rate.

The securities are exposed on a leveraged basis to the percentage decline of the final reference rate from the initial reference rate beyond the buffer amount of 50%, and you will lose 2% for every 1% of such decline beyond the buffer amount. There is no minimum payment at maturity on the securities. Accordingly, you could lose your entire initial investment in the securities.

Maturity:	Approximately 54 weeks
Fixed upside payment:	$115 per security (11.50% of the stated principal amount)
Threshold reference rate:	50% of the initial reference rate
Buffer amount:	50%
Downside factor:	2.0
Minimum payment at maturity:	None. You could lose your entire initial investment in the securities.
Interest:	None

The stated principal amount and issue price of each security is $1,000. This price includes costs associated with issuing, selling, structuring and hedging the securities, which are borne by you, and, consequently, the estimated value of the securities on the pricing date is less than the issue price. We estimate that the value of each security on the pricing date is $986.30.

What goes into the estimated value on the pricing date?

In valuing the securities on the pricing date, we take into account that the securities comprise both a debt component and a performance-based component linked to 2CMS. The estimated value of the securities is determined using our own pricing and valuation models, market inputs and assumptions relating to 2CMS, instruments based on 2CMS, volatility and other factors including current and expected interest rates, as well as an interest rate related to our secondary market credit spread, which is the implied interest rate at which our conventional fixed rate debt trades in the secondary market.

What determines the economic terms of the securities?

In determining the economic terms of the securities, including the fixed upside payment, the buffer amount and the downside factor, we use an internal funding rate, which is likely to be lower than our secondary market credit spreads and therefore advantageous to us. If the issuing, selling, structuring and hedging costs borne by you were lower or if the internal funding rate were higher, one or more of the economic terms of the securities would be more favorable to you.

What is the relationship between the estimated value on the pricing date and the secondary market price of the securities?

The price at which MS & Co. purchases the securities in the secondary market, absent changes in market conditions, including those related to interest rates and 2CMS, may vary from, and be lower than, the estimated value on the pricing date, because the secondary market price takes into account our secondary market credit spread as well as the bid-offer spread that MS & Co. would charge in a secondary market transaction of this type, the costs of unwinding the related hedging transactions and other factors.

MS & Co. may, but is not obligated to, make a market in the securities and, if it once chooses to make a market, may cease doing so at any time.

January 2023	Page 2

Morgan Stanley Finance LLC

Buffered Jump Securities due February 13, 2024

Based on the 2-Year U.S. Dollar SOFR ICE Swap Rate

Principal at Risk Securities

Key Investment Rationale

This investment does not pay interest, but offers a fixed positive return of 11.50% if the reference rate does not decline by more than 50% from its initial reference rate over the term of the securities. However, if the reference rate has declined by more than 50% from its initial reference rate as of the valuation date, the payment due at maturity will be less, and possibly significantly less, than the stated principal amount of the securities and could be zero. There is no minimum payment at maturity on the securities. Accordingly, you could lose your entire initial investment in the securities.

Upside Scenario	If the final reference rate is greater than or equal to the threshold reference rate, which is equal to 50% of the initial reference rate, the payment at maturity for each security will be equal to $1,000 plus the fixed upside payment of $115 per security.
Downside Scenario	If the final reference rate is less than the threshold reference rate, which means that 2CMS has declined below the threshold reference rate of 50%, you will lose 2% for every 1% decline beyond the threshold reference rate (e.g., a 60% depreciation in 2CMS will result in a payment at maturity of $800 per security). A very small absolute change in the reference rate can result in a significant loss on the securities. You will lose some, and may lose all, of your initial investment in this scenario.
January 2023	Page 3

Morgan Stanley Finance LLC

Buffered Jump Securities due February 13, 2024

Based on the 2-Year U.S. Dollar SOFR ICE Swap Rate

Principal at Risk Securities

Additional Provisions

The terms set forth in the accompanying prospectus under “Description of Debt Securities—Base Rates—CMS Rate Debt Securities” shall not apply to the securities.

Reference Rate

2CMS is one of the market-accepted indicators of shorter-term interest rates.

“2CMS” means that the rate for the valuation date will be the USD SOFR ICE Swap Rate with an index maturity of 2 years, expressed as a percentage, provided by the administrator of the USD SOFR ICE Swap Rate as of approximately 11:00 a.m., New York City time (or any amended publication time specified by the administrator of the USD SOFR ICE Swap Rate in the benchmark methodology) on the valuation date. Reuters, Bloomberg and various other third-party sources may report the USD SOFR ICE Swap Rate. If any such reported rate differs from that as provided by the administrator of the USD SOFR ICE Swap Rate, the rate as provided by such administrator will prevail.

If that rate is subsequently corrected and provided by the administrator of the USD SOFR ICE Swap Rate to, and published by, authorized distributors of the USD SOFR ICE Swap Rate within the longer of one hour of the time when such rate is first published by authorized distributors of the USD SOFR ICE Swap Rate and the republication cut-off time for the USD SOFR ICE Swap Rate, if any, as specified by the USD SOFR ICE Swap Rate benchmark administrator in the USD SOFR ICE Swap Rate benchmark methodology, then that rate will be subject to those corrections.

“USD SOFR ICE Swap Rate” means the swap rate for a fixed-for-floating U.S. Dollar swap transaction where the floating leg references the Secured Overnight Financing Rate administered by the Federal Reserve Bank of New York (or any successor administrator) (SOFR), as provided by ICE Benchmark Administration Limited as the administrator of the benchmark (or a successor administrator). For a description of SOFR, see “Secured Overnight Financing Rate” below.

Temporary Non-Publication

If the CMS Rate for a period of the index maturity in respect of the valuation date is not published by the administrator of the CMS Rate or an authorized distributor and is not otherwise provided by the administrator of the CMS Rate by either (A) such valuation date or (B) such other date on which the CMS Rate is required, then, for such date, the calculation agent shall determine a commercially reasonable alternative for the CMS Rate, taking into account all available information that in good faith it considers relevant including, without limitation, an industry-accepted rate of interest in the over-the-counter derivatives market or for U.S. dollar-denominated floating rate notes (if any).

Notwithstanding the foregoing, if, as of the valuation date, an Index Cessation Effective Date with respect to the applicable tenor of the then-current CMS Rate has occurred, the provisions set forth under “Index Cessation” below shall apply.

Index Cessation

If, as of the valuation date, an Index Cessation Effective Date with respect to the applicable tenor of the then-current CMS Rate has occurred, then the CMS Rate in respect of the valuation date shall be the Benchmark Replacement (including any adjustment spread calculation (which may be a positive or negative value or zero)) selected by the calculation agent acting in good faith and in a commercially reasonable manner. For the avoidance of doubt, following the occurrence of an Index Cessation Effective Date in respect of one or more Index Cessation Events, the selection of the Benchmark Replacement (including any adjustment spread calculation) will be a one-time process.

“CMS Rate” means, initially, 2CMS; provided that if an Index Cessation Effective Date has occurred with respect to 2CMS or the then-current CMS Rate, then “CMS Rate” means the applicable Benchmark Replacement. For the avoidance of doubt, such Benchmark Replacement will replace the then-current CMS Rate for all purposes relating to the securities.

January 2023	Page 4

Morgan Stanley Finance LLC

Buffered Jump Securities due February 13, 2024

Based on the 2-Year U.S. Dollar SOFR ICE Swap Rate

Principal at Risk Securities

“Index Cessation Effective Date” means, in respect of the then-current CMS Rate and one or more Index Cessation Events, the first date on which the CMS Rate would ordinarily have been published or provided and is no longer published or provided. If the CMS Rate ceases to be provided on the valuation date, but it was provided at the time at which it is to be observed pursuant to “Reference Rate” above, then the valuation date will not be an Index Cessation Effective Date.

“Index Cessation Event” means, in respect of the then-current CMS Rate:

(a)	a public statement or publication of information by or on behalf of the administrator of the CMS Rate announcing that it has ceased or will cease to provide the CMS Rate permanently or indefinitely; provided that, at the time of the statement or publication, there is no successor administrator or provider, as applicable, that will continue to provide the CMS Rate; or

(b)	a public statement or publication of information by the regulatory supervisor for the administrator of the CMS Rate, the central bank for the currency of the CMS Rate, an insolvency official with jurisdiction over the administrator for the CMS Rate, a resolution authority with jurisdiction over the administrator for the CMS Rate or a court or an entity with similar insolvency or resolution authority over the administrator for the CMS Rate, which states that the administrator of the CMS Rate has ceased or will cease to provide the CMS Rate permanently or indefinitely; provided that, at the time of the statement or publication, there is no successor administrator or provider that will continue to provide the CMS Rate.

“Benchmark Replacement” means the first alternative benchmark set forth in the order below that can be determined by the calculation agent as of the U.S. government securities business day next succeeding the relevant Index Cessation Event (or, if the Index Cessation Event occurs on the valuation date, that valuation date):

(a)	the alternate rate of interest that has been selected or recommended by the relevant governmental body or agency with jurisdiction over the then-current CMS Rate or the administrator thereof as the replacement for the then-current CMS Rate for the applicable index maturity; and

(b)	the alternate rate of interest that has been selected by the calculation agent as the replacement for the then-current CMS Rate for the applicable index maturity giving due consideration to any industry-accepted rate of interest as a replacement for the then-current CMS Rate for U.S. dollar-denominated floating rate notes at such time, including any alternate rate of interest recommended by the International Swaps and Derivatives Association, Inc. or any successor thereto.

In connection with the implementation of a Benchmark Replacement, we or our designee will have the right to make Benchmark Replacement Conforming Changes from time to time.

“Benchmark Replacement Conforming Changes” means, with respect to any Benchmark Replacement, any changes (including changes to the definition of “interest payment period,” timing and frequency of determining rates and making payments of interest, and other administrative matters) that the calculation agent determines may be appropriate to reflect the adoption of such Benchmark Replacement in a manner substantially consistent with market practice (or, if the calculation agent determines that adoption of any portion of such market practice is not administratively feasible or if the calculation agent determines that no market practice for use of the Benchmark Replacement exists, in such other manner as the calculation agent determines is reasonably necessary).

Decisions and Determinations

Any determination, decision or election that may be made by us or our designee or the calculation agent pursuant to this section entitled “Additional Provisions,” including any determination with respect to a tenor, rate or adjustment or of the occurrence or non-occurrence of an event, circumstance or date and any decision to take or refrain from taking any action or any selection:

•	will be conclusive and binding absent manifest error;

•	will be made in such person’s sole discretion; and

•	notwithstanding anything to the contrary in the documentation relating to the securities, shall become effective without consent from the holders of the securities or any other party.

January 2023	Page 5

Morgan Stanley Finance LLC

Buffered Jump Securities due February 13, 2024

Based on the 2-Year U.S. Dollar SOFR ICE Swap Rate

Principal at Risk Securities

Secured Overnight Financing Rate

As further described above, 2CMS is determined by reference to SOFR.

The Secured Overnight Financing Rate (“SOFR”) is published by the New York Federal Reserve and is intended to be a broad measure of the cost of borrowing cash overnight collateralized by U.S. Treasury securities. The New York Federal Reserve reports that SOFR includes all trades in the Broad General Collateral Rate and bilateral Treasury repurchase agreement (repo) transactions cleared through the delivery-versus-payment service offered by the Fixed Income Clearing Corporation (the “FICC”), a subsidiary of the Depository Trust and Clearing Corporation (“DTCC”), and SOFR is filtered by the New York Federal Reserve to remove some (but not all) of the foregoing transactions considered to be “specials.” According to the New York Federal Reserve, “specials” are repos for specific-issue collateral, which take place at cash-lending rates below those for general collateral repos because cash providers are willing to accept a lesser return on their cash in order to obtain a particular security.

The New York Federal Reserve reports that SOFR is calculated as a volume-weighted median of transaction-level tri-party repo data collected from The Bank of New York Mellon as well as General Collateral Finance Repo transaction data and data on bilateral Treasury repo transactions cleared through the FICC’s delivery-versus-payment service. The New York Federal Reserve also notes that it obtains information from DTCC Solutions LLC, an affiliate of DTCC.

If data for a given market segment were unavailable for any day, then the most recently available data for that segment would be utilized, with the rates on each transaction from that day adjusted to account for any change in the level of market rates in that segment over the intervening period. SOFR would be calculated from this adjusted prior day’s data for segments where current data were unavailable, and unadjusted data for any segments where data were available. To determine the change in the level of market rates over the intervening period for the missing market segment, the New York Federal Reserve would use information collected through a daily survey conducted by its Trading Desk of primary dealers’ repo borrowing activity. Such daily survey would include information reported by Morgan Stanley & Co. LLC, a wholly owned subsidiary of Morgan Stanley, as a primary dealer.

The New York Federal Reserve notes on its publication page for SOFR that use of SOFR is subject to important limitations, indemnification obligations and disclaimers, including that the New York Federal Reserve may alter the methods of calculation, publication schedule, rate revision practices or availability of SOFR at any time without notice.

Each U.S. Government Securities Business Day, the New York Federal Reserve publishes SOFR on its website at approximately 8:00 a.m., New York City time. If errors are discovered in the transaction data provided by The Bank of New York Mellon or DTCC Solutions LLC, or in the calculation process, subsequent to the initial publication of SOFR but on that same day, SOFR and the accompanying summary statistics may be republished at approximately 2:30 p.m., New York City time. Additionally, if transaction data from The Bank of New York Mellon or DTCC Solutions LLC had previously not been available in time for publication, but became available later in the day, the affected rate or rates may be republished at around this time. Rate revisions will only be effected on the same day as initial publication and will only be republished if the change in the rate exceeds one basis point. Any time a rate is revised, a footnote to the New York Federal Reserve’s publication would indicate the revision. This revision threshold will be reviewed periodically by the New York Federal Reserve and may be changed based on market conditions.

Because SOFR is published by the New York Federal Reserve based on data received from other sources, we have no control over its determination, calculation or publication. See “Risk Factors” below.

The information contained in this section “Secured Overnight Financing Rate” is based upon the New York Federal Reserve’s Website and other U.S. government sources.

January 2023	Page 6

Morgan Stanley Finance LLC

Buffered Jump Securities due February 13, 2024

Based on the 2-Year U.S. Dollar SOFR ICE Swap Rate

Principal at Risk Securities

How the Buffered Jump Securities with Downside Factor and Principal Exposure Work

Payoff Diagram

The payoff diagram below illustrates the payout on the securities at maturity for a range of hypothetical percentage changes in the reference rate. The initial reference rate and threshold reference rate are set forth on the cover of this document. The diagram is based on the following terms:

Stated principal amount:	$1,000 per security
Fixed upside payment:	$115 per security (11.50% of the stated principal amount)
Buffer amount:	50%
Downside factor:	2.0
Hypothetical initial reference rate:	2.000%
Hypothetical threshold reference rate:	1.000%, which is equal to 50% of the hypothetical initial reference rate
Minimum payment at maturity:	None. You could lose your entire initial investment in the securities.

As indicated in the payoff diagram below, a very small absolute change in the reference rate can result in a significant loss on the securities. For example, assuming an initial reference rate of 2.000%, if the final reference rate were to decline by only 1.200 percentage points to 0.800%, while the absolute change in the rate is only 1.20%, that move actually represents a 60% decline from the initial reference rate, and you would lose 20% of the stated principal amount. There is no minimum payment at maturity on the securities. Accordingly, you could lose your entire initial investment in the securities.

Buffered Jump Securities with Downside Factor and Principal Exposure Payoff Diagram

How it works

▪	Upside Scenario. If the final reference rate is greater than or equal to the threshold reference rate, you would receive the $1,000 stated principal amount plus the fixed upside payment per security.

▪	Downside Scenario. If the final reference rate has declined below the threshold reference rate of 50%, the payment at maturity would be less than the stated principal amount of $1,000 and you will lose 2% for every 1% decline beyond the threshold reference rate. A very small absolute change in the reference rate can result in a significant loss on the securities. You will lose some, and may lose all, of your initial investment in this scenario.

•	For example, assuming an initial reference rate of 2.000%, if the final reference rate has declined by 1.200 percentage points to 0.800%, which represents a 60% decline from the initial reference rate, the payment at maturity would be $800 per security (80% of the stated principal amount).

January 2023	Page 7

Morgan Stanley Finance LLC

Buffered Jump Securities due February 13, 2024

Based on the 2-Year U.S. Dollar SOFR ICE Swap Rate

Principal at Risk Securities

What is the return on the securities at maturity, assuming a range of performances for the reference rate?

The following table and examples illustrate the hypothetical payment at maturity and hypothetical return at maturity on the securities. The return on the securities is the number, expressed as a percentage, that results from comparing the payment at maturity per $1,000 stated principal amount to $1,000. The table and examples set forth below assume a hypothetical initial reference rate of 2.000% and a hypothetical threshold reference rate of 1.000% (equal to 50% of the hypothetical initial reference rate), which represents a decrease of only 1.000 percentage point. Accordingly, a very small absolute change in the reference rate can result in a significant loss on the securities, because the return on the securities is based on the percentage change of the reference rate from the pricing date to the valuation date rather than the absolute change in the level of the reference rate. The actual initial reference rate and threshold reference rate are set forth on the cover of this document. The returns set forth below are for illustrative purposes only and may not be the actual return applicable to a purchaser of the securities. The numbers appearing in the following table and examples have been rounded for ease of analysis.

Final reference rate	Reference rate performance factor	Payment at maturity	Return on securities
3.000%	50.00%	$1,115	11.50%
2.800%	40.00%	$1,115	11.50%
2.600%	30.00%	$1,115	11.50%
2.400%	20.00%	$1,115	11.50%
2.200%	10.00%	$1,115	11.50%
2.100%	5.00%	$1,115	11.50%
2.050%	2.50%	$1,115	11.50%
2.020%	1.00%	$1,115	11.50%
2.000%	0.00%	$1,115	11.50%
1.900%	-5.00%	$1,115	11.50%
1.800%	-10.00%	$1,115	11.50%
1.700%	-15.00%	$1,115	11.50%
1.600%	-20.00%	$1,115	11.50%
1.400%	-30.00%	$1,115	11.50%
1.200%	-40.00%	$1,115	11.50%
1.000%	-50.00%	$1,115	11.50%
0.800%	-60.00%	$800	-20.00%
0.600%	-70.00%	$600	-40.00%
0.400%	-80.00%	$400	-60.00%
0.200%	-90.00%	$200	-80.00%
0.000%	-100.00%	$0	-100.00%
January 2023	Page 8

Morgan Stanley Finance LLC

Buffered Jump Securities due February 13, 2024

Based on the 2-Year U.S. Dollar SOFR ICE Swap Rate

Principal at Risk Securities

Hypothetical Examples of Amount Payable at Maturity

The following examples illustrate how the payment at maturity and return on the securities in different hypothetical scenarios are calculated.

Example 1: The reference rate increases by 1.000 percentage points from the initial reference rate of 2.000% to a final reference rate of 3.000%, which represents a 50.00% increase from the initial reference rate.

Because the final reference rate is greater than or equal to the threshold reference rate, the payment at maturity is equal to $1,115 per security, calculated as follows:

$1,000 + fixed upside payment

$1,000 + $115 = $1,115

Although the reference rate increased by 50.00% from its initial reference rate to its final reference rate in this example, the return is limited to the fixed upside payment of $115 (11.50% of the stated principal amount). The return on the securities is 11.50%.

Example 2: The reference rate decreases by 0.200 percentage points from the initial reference rate of 2.000% to a final reference rate of 1.800%, which represents a 10.00% decrease from the initial reference rate.

Because the final reference rate is greater than or equal to the threshold reference rate, the payment at maturity is equal to $1,115 per security, calculated as follows:

$1,000 + the fixed upside payment

$1,000 + $115 = $1,115

Although the reference rate decreased by 10% from its initial reference rate to its final reference rate in this example, because the reference rate has not decreased by more than the buffer amount of 50%, you receive the fixed upside payment at maturity and the return on the securities is 11.50%.

Example 3: The reference rate decreases by 1.200 percentage points from the initial reference rate of 2.000% to a final reference rate of 0.800%, which represents a 60.00% decrease from the initial reference rate.

Because the final reference rate is less than the threshold reference rate, the payment at maturity is equal to $800 per $1,000 security, calculated as follows:

$1,000 + [$1,000 × (reference rate performance factor + buffer amount) × downside factor]

= $1,000 + [$1,000 × -60% +50%) × 2.0]

= $1,000 + [$1,000 × -10% × 2.0]

= $800

The return on the securities in this example is -20%.

January 2023	Page 9

Morgan Stanley Finance LLC

Buffered Jump Securities due February 13, 2024

Based on the 2-Year U.S. Dollar SOFR ICE Swap Rate

Principal at Risk Securities

Historical Information

The following graph sets forth the historical percentage levels of the reference rate as published by ICE Benchmark Administration Limited for the period from November 18, 2021 (the first day on which the reference rate was reported by Bloomberg Financial Markets) to January 25, 2023. The historical levels of the reference rate should not be taken as an indication of its future performance and no assurance can be given as to the level of the reference rate on any day during the term of the securities, including the valuation date. We obtained the information in the graph below from Bloomberg Financial Markets (“USISSO02 Index”), without independent verification.

*The green solid line in the graph indicates the threshold reference rate of 2.097%, which is 50% of the initial reference rate.

You should note that publication of the reference rate began on November 8, 2021 and it therefore has a very limited history. Among other things, the reference rate may not increase or decrease over the term of the securities in accordance with the trends depicted in the graph above and the size and frequency of any fluctuations in the reference rate over the term of the securities, which we refer to as volatility, may be significantly different from the volatility of the reference rate depicted in the graph above. See “Risk Factors—Risks Relating to the Reference Rate—The USD SOFR ICE Swap Rate has a very limited history; the future performance of the USD SOFR ICE Swap Rate cannot be predicted based on historical performance.”

January 2023	Page 10

Morgan Stanley Finance LLC

Buffered Jump Securities due February 13, 2024

Based on the 2-Year U.S. Dollar SOFR ICE Swap Rate

Principal at Risk Securities

Risk Factors

An investment in the securities entails significant risks not associated with similar investments in a conventional debt security, including, but not limited to, fluctuations in the reference rate, and other events that are difficult to predict and beyond our control. This section describes the material risks relating to the securities. For a complete list of risk factors, please see the accompanying prospectus supplement and prospectus. Investors should consult their financial and legal advisers as to the risks entailed by an investment in the securities and the suitability of the securities in light of their particular circumstances.

Risks Relating to an Investment in the Securities

▪	The terms of the securities differ from those of ordinary debt securities in that the securities do not pay interest or guarantee the return of any principal. The terms of the securities differ from those of ordinary debt securities. Ordinary debt securities linked to an interest rate, commonly referred to as floating rate notes, typically provide for the return of principal at maturity, subject to the credit risk of the issuer, and the payment of interest that depends on the interest rate to which such securities are linked. Any decline in such interest rate would potentially affect the interest payable on such securities, but would not adversely affect the payment at maturity. Unlike ordinary debt securities, the securities do not pay any interest and do not guarantee the return of any of the principal amount of the securities at maturity. At maturity, you will receive for each $1,000 stated principal amount of securities that you hold an amount in cash that depends upon the final reference rate. If the reference rate declines to below the threshold reference rate of 50%, the payment due at maturity will be reduced by 2% for every 1% decline beyond the threshold reference rate and, accordingly, may be less, and possibly significantly less, than the stated principal amount of the securities. A very small absolute change in the reference rate can result in a significant loss on the securities. For example, assuming an initial reference rate of 2.000%, if the final reference rate were to decline by only 1.200 percentage points to 0.800%, while the absolute change in the rate is only 1.20%, that move actually represents a 60% decline from the initial reference rate, and you would lose 20% of the stated principal amount. There is no minimum payment at maturity on the securities. Accordingly, you could lose your entire initial investment in the securities. See “How the Buffered Jump Securities with Downside Factor and Principal Exposure Work” above.

▪	The potential return on the securities is limited to the fixed upside payment. Any positive return on your securities will not exceed the fixed upside payment, regardless of any increase in the reference rate, which may be significant. Assuming a fixed upside payment of 11.50%, the payment at maturity will under no circumstances exceed $1,115 per $1,000 stated principal amount of securities.

▪	The historical performance of the reference rate is not an indication of its future performance. The historical performance of the reference rate should not be taken as an indication of its future performance during the term of the securities. Changes in the levels of the reference rate will affect the trading price of the securities, but it is impossible to predict whether such levels will rise or fall. There can be no assurance that the reference rate will not decline below the threshold reference rate, in which case you will lose some or all of your initial investment in the securities.

▪	Investors are subject to our credit risk, and any actual or anticipated changes to our credit ratings or credit spreads may adversely affect the market value of the securities. Investors are dependent on our ability to pay all amounts due on the securities at maturity and therefore investors are subject to our credit risk and to changes in the market’s view of our creditworthiness. If we default on our obligations under the securities, your investment would be at risk and you could lose some or all of your investment. As a result, the market value of the securities prior to maturity will be affected by changes in the market's view of our creditworthiness. Any actual or anticipated decline in our credit ratings or increase in the credit spreads charged by the market for taking our credit risk is likely to adversely affect the value of the securities.

▪	As a finance subsidiary, MSFL has no independent operations and will have no independent assets. As a finance subsidiary, MSFL has no independent operations beyond the issuance and administration of its securities and will have no independent assets available for distributions to holders of MSFL securities if they make claims in respect of such securities in a bankruptcy, resolution or similar proceeding. Accordingly, any recoveries by such holders will be limited to those available under the related guarantee by Morgan Stanley and that guarantee will rank pari passu with all other unsecured, unsubordinated obligations of Morgan Stanley. Holders will have recourse only to a single claim against Morgan Stanley and its assets under the guarantee. Holders of securities issued by MSFL should accordingly assume that in any such proceedings they would not have any priority over and should be treated pari passu with the claims of other unsecured, unsubordinated creditors of Morgan Stanley, including holders of Morgan Stanley-issued securities.

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▪	The price at which the securities may be sold prior to maturity will depend on a number of factors and may be substantially less than the amount for which they were originally purchased. Some of these factors include, but are not limited to: (i) actual or anticipated changes in the level of the reference rate, (ii) volatility of the level of the reference rate, (iii) changes in interest and yield rates, (iv) any actual or anticipated changes in our credit ratings or credit spreads and (v) time remaining to maturity. Depending on the actual or anticipated level of the reference rate, the market value of the securities may decrease, and you may receive substantially less than 100% of the issue price if you are able to sell your securities prior to maturity.

▪	The amount payable on the securities is not linked to the level of the reference rate at any time other than the valuation date. The final reference rate will be the reference rate on the valuation date. Even if the level of the reference rate appreciates prior to the valuation date but then drops by the valuation date, the payment at maturity may be less, and may be significantly less, than it would have been had the payment at maturity been linked to the level of the reference rate prior to such drop. Although the actual level of the reference rate on the stated maturity date or at other times during the term of the securities may be higher than the final reference rate, the payment at maturity will be based solely on the reference rate on the valuation date.

▪	The rate we are willing to pay for securities of this type, maturity and issuance size is likely to be lower than the rate implied by our secondary market credit spreads and advantageous to us. Both the lower rate and the inclusion of costs associated with issuing, selling, structuring and hedging the securities in the original issue price reduce the economic terms of the securities, cause the estimated value of the securities to be less than the original issue price and will adversely affect secondary market prices. Assuming no change in market conditions or any other relevant factors, the prices, if any, at which dealers, including MS & Co., are willing to purchase the securities in secondary market transactions will likely be significantly lower than the original issue price, because secondary market prices will exclude the issuing, selling, structuring and hedging-related costs that are included in the original issue price and borne by you and because the secondary market prices will reflect our secondary market credit spreads and the bid-offer spread that any dealer would charge in a secondary market transaction of this type, the costs of unwinding the related hedging transactions as well as other factors.

The inclusion of the costs of issuing, selling, structuring and hedging the securities in the original issue price and the lower rate we are willing to pay as issuer make the economic terms of the securities less favorable to you than they otherwise would be.

▪	The estimated value of the securities is determined by reference to our pricing and valuation models, which may differ from those of other dealers and is not a maximum or minimum secondary market price. These pricing and valuation models are proprietary and rely in part on subjective views of certain market inputs and certain assumptions about future events, which may prove to be incorrect. As a result, because there is no market-standard way to value these types of securities, our models may yield a higher estimated value of the securities than those generated by others, including other dealers in the market, if they attempted to value the securities. In addition, the estimated value on the pricing date does not represent a minimum or maximum price at which dealers, including MS & Co., would be willing to purchase your securities in the secondary market (if any exists) at any time. The value of your securities at any time after the date of this document will vary based on many factors that cannot be predicted with accuracy, including our creditworthiness and changes in market conditions.

▪	The securities will not be listed on any securities exchange and secondary trading may be limited. The securities will not be listed on any securities exchange. Therefore, there may be little or no secondary market for the securities. MS & Co. may, but is not obligated to, make a market in the securities and, if it once chooses to make a market, may cease doing so at any time. When it does make a market, it will generally do so for transactions of routine secondary market size at prices based on its estimate of the current value of the securities, taking into account its bid/offer spread, our credit spreads, market volatility, the notional size of the proposed sale, the cost of unwinding any related hedging positions, the time remaining to maturity and the likelihood that it will be able to resell the securities. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the securities easily. Since other broker-dealers may not participate significantly in the secondary market for the securities, the price at which you may be able to trade your securities is likely to depend on the price, if any, at which MS & Co. is willing to transact. If, at any time, MS & Co. were to cease making a market in the securities, it is likely that there would be no secondary market for the securities. Accordingly, you should be willing to hold your securities to maturity.

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▪	Morgan Stanley & Co. LLC, which is a subsidiary of Morgan Stanley and an affiliate of MSFL, has determined the estimated value on the pricing date. MS & Co. has determined the estimated value of the securities on the pricing date.

▪	Our affiliates may publish research that could affect the market value of the securities. They also expect to hedge the issuer’s obligations under the securities. One or more of our affiliates may, at present or in the future, publish research reports with respect to movements in interest rates generally or SOFR or the reference rate specifically. This research is modified from time to time without notice to you and may express opinions or provide recommendations that are inconsistent with purchasing or holding the securities. Any of these activities may affect the market value of the securities. In addition, our affiliates expect to hedge the issuer’s obligations under the securities and they may realize a profit from that expected hedging activity even if investors do not receive a favorable investment return under the terms of the securities or in any secondary market transaction.

▪	The calculation agent, which is a subsidiary of Morgan Stanley and an affiliate of MSFL (or, if applicable, we or our designee), will make determinations with respect to the securities. As calculation agent, MS & Co. has determined the initial reference rate and the threshold reference rate, and will determine the final reference rate, the reference rate performance factor and the payment that you will receive at maturity, if any. In addition, if the CMS Rate is not published for any day with respect to which the level of such rate must be determined during the term of the securities or if an Index Cessation Effective Date has occurred, the calculation agent and we or our designee will make certain determinations with respect to the securities in such person’s sole discretion as further described under “Additional Provisions.” Any of these determinations may adversely affect the payout to investors. Moreover, certain determinations may require the exercise of discretion and the making of subjective judgments, such as with respect to the reference rate or any Benchmark Replacement Conforming Changes. These potentially subjective determinations may adversely affect the payout to you on the securities. For further information regarding these types of determinations, see “Additional Provisions” above.

▪	The U.S. federal income tax consequences of an investment in the securities are uncertain. Please note that the discussions under “United States Federal Taxation” in this pricing supplement concerning the U.S. federal income tax consequences of an investment in the securities supersede the discussions contained in the accompanying prospectus supplement.

There is uncertainty regarding the U.S. federal income tax consequences of an investment in the securities due to the lack of governing authority. We intend to treat a security as a single financial contract that is an “open transaction” for U.S. federal income tax purposes. In the opinion of our counsel, Davis Polk & Wardwell LLP, this treatment of the securities is reasonable under current law; however, our counsel has advised us that it is unable to conclude affirmatively that this treatment is more likely than not to be upheld, and that alternative treatments are possible.

If the Internal Revenue Service (the “IRS”) were successful in asserting an alternative treatment for the securities, the timing and character of income on the securities might differ significantly from the tax treatment described herein. Due to the terms of the securities, there is a substantial risk that the IRS could seek to recharacterize the securities as debt instruments. In that event, U.S. Holders (as defined below) would be required to accrue into income original issue discount on the securities every year at a “comparable yield” determined at the time of issuance and recognize all income and gain in respect of the securities as ordinary income. The risk that financial instruments providing for buffers, triggers or similar downside protection features, such as the securities, would be recharacterized as debt is greater than the risk of recharacterization for comparable financial instruments that do not have such features. We do not plan to request a ruling from the IRS regarding the tax treatment of the securities, and the IRS or a court may not agree with the tax treatment described in this pricing supplement.

Even if a security is properly treated as a single financial contract that is an "open transaction," there is uncertainty regarding whether gain or loss recognized upon settlement at maturity should be treated as capital gain or loss or as ordinary income or loss (which, in the case of loss, might be treated as a non-deductible “miscellaneous itemized deduction”).

In 2007, the U.S. Treasury Department and the IRS released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments. The notice focuses in particular on whether to require holders of these instruments to accrue income over the term of their investment. It also asks for comments on a number of related topics, including the character of income or loss with respect to these instruments; whether short-term instruments should be subject to any such accrual regime; the relevance of factors such as the exchange-traded status of the

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instruments and the nature of the underlying property to which the instruments are linked; the degree, if any, to which income (including any mandated accruals) realized by Non-U.S. Holders (as defined below) should be subject to withholding tax; and whether these instruments are or should be subject to the “constructive ownership” rule, which very generally can operate to recharacterize certain long-term capital gain as ordinary income and impose an interest charge. While the notice requests comments on appropriate transition rules and effective dates, any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the securities, possibly with retroactive effect.

Both U.S. and Non-U.S. Holders should read carefully the discussion under “United States Federal Taxation” in this document and consult their tax advisers regarding all aspects of the U.S. federal tax consequences of an investment in the securities as well as any tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

Risks Relating to the Reference Rate

▪	The reference rate will be affected by a number of factors. A number of factors can affect the reference rate, including, but not limited to:

o	changes in, or perceptions, about the future reference rate;

o	supply and demand for overnight U.S. Treasury repurchase agreements;

o	trading and liquidity in the market for SOFR-based swaps and in the market for SOFR-linked financial contracts more generally;

o	general economic conditions: the economic, financial, political, regulatory and judicial events that affect financial markets generally will affect the reference rate;

o	prevailing interest rates: the reference rate is subject to daily fluctuations depending on prevailing interest rates in the market generally; and

o	policies of the Federal Reserve Board regarding interest rates.

These and other factors may have a negative impact on the payment at maturity and on the value of the securities prior to maturity.

▪	The reference rate may be volatile. The reference rate is subject to volatility due to a variety of factors affecting interest rates generally, including, but not limited to:

o	sentiment regarding the U.S. and global economies;

o	expectations regarding the level of price inflation;

o	sentiment regarding credit quality in the U.S. and global credit markets;

o	central bank policy regarding interest rates; and

o	performance of capital markets.

The reference rate may be volatile, and even a very small absolute change in the reference rate can result in a significant loss on the securities. Accordingly, volatility of the reference rate may adversely affect your return on the securities.

▪	The USD SOFR ICE Swap Rate has a very limited history; the future performance of the USD SOFR ICE Swap Rate cannot be predicted based on historical performance. You should note that publication of the USD SOFR ICE Swap Rate began on November 8, 2021 and it therefore has a very limited history. In addition, the future performance of the USD SOFR ICE Swap Rate cannot be predicted based on the limited historical performance. The level of the USD SOFR ICE Swap Rate during the term of the securities may bear little or no relation to the historical level of the USD SOFR ICE Swap Rate. Prior observed patterns, if any, in the behavior of market variables and their relation to the USD SOFR ICE Swap Rate, such as correlations, may change in the future. The future performance of the USD SOFR ICE Swap Rate is impossible to predict and therefore no future performance of the USD SOFR ICE Swap Rate or the securities may be inferred from any historical performance. Historical performance data are not indicative of, and have no bearing on, the potential performance of the USD SOFR ICE Swap Rate or the securities. Changes in the levels of the USD SOFR ICE Swap Rate will affect the return on the securities and the trading price of such securities, but it is impossible to predict whether such levels will rise or fall. There can be no assurance that the USD SOFR ICE Swap Rate will be positive.

In addition, you should note that, in the recent past, the USD LIBOR ICE Swap Rate was not published on a significant number of scheduled publication days. It is possible that non-publication of the USD SOFR ICE Swap Rate may also occur in the future on some or a significant number of scheduled publication days. For example, if the relatively new market for SOFR-based swaps is not sufficiently liquid, ICE Benchmark Administration Limited may be unable to calculate and publish

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the USD SOFR ICE Swap Rate, which could adversely affect the value of the securities, the return on the securities and the price at which you can sell such securities. See “Risk Factors—Risks Relating to an Investment in the Securities—The calculation agent, which is a subsidiary of Morgan Stanley and an affiliate of MSFL (or, if applicable, we or our designee), will make determinations with respect to the securities.”

▪	The composition and characteristics of the USD SOFR ICE Swap Rate are not the same as those of the USD LIBOR ICE Swap Rate and there is no guarantee that the USD SOFR ICE Swap Rate will be a comparable substitute for the USD LIBOR ICE Swap Rate. The administrator of the USD SOFR ICE Swap Rate, ICE Benchmark Administration Limited, launched the USD SOFR ICE Swap Rate to help the U.S. dollar derivatives market in its transition from LIBOR to SOFR. Both the USD SOFR ICE Swap Rate and the USD LIBOR ICE Swap Rate are determined by reference to interest rate swaps that reference a specified floating rate . However, the composition and characteristics of SOFR are not the same as those of LIBOR. SOFR is a broad Treasury repo financing rate that represents overnight secured funding transactions. This means that SOFR is fundamentally different from LIBOR for two key reasons. First, SOFR is a secured rate, while LIBOR is an unsecured rate. Second, SOFR is an overnight rate (with the USD SOFR ICE Swap Rate determined by reference to such rate compounded in arrears for twelve months), while LIBOR represents interbank funding over different maturities. As a result, there can be no assurance that SOFR will perform in the same way as LIBOR would have at any time, including, without limitation, as a result of changes in interest and yield rates in the market, market volatility or global, national or regional economic, financial, political, regulatory, judicial or other events. For example, since publication of SOFR began on April 3, 2018, daily changes in SOFR have, on occasion, been more volatile than daily changes in comparable benchmark or other market rates. Consequently, there can be no assurance that the USD SOFR ICE Swap Rate will perform in the same way as the USD LIBOR Swap Rate would have at any time.

▪	The secondary trading market for securities linked to the USD SOFR ICE Swap Rate may be limited. Since the USD SOFR ICE Swap Rate is a new market rate, the securities will likely have no established trading market when issued and an established trading market may never develop or may not be very liquid. Market terms for debt securities linked to the USD SOFR ICE Swap Rate (such as the securities), such as the spread, may evolve over time and, as a result, trading prices of the securities may be lower than those of later-issued debt securities that are linked to the USD SOFR ICE Swap Rate. Similarly, if the USD SOFR ICE Swap Rate does not prove to be widely used in debt securities similar to the securities, the trading price of the securities may be lower than that of debt securities linked to rates that are more widely used. Investors in the securities may not be able to sell such securities at all or may not be able to sell such securities at prices that will provide them with a yield comparable to similar investments that have a developed secondary market. Further, investors wishing to sell the securities in the secondary market will have to make assumptions as to the future performance of the USD SOFR ICE Swap Rate during the interest payment period in which they intend the sale to take place. As a result, investors may suffer from increased pricing volatility and market risk.

▪	The administrator of the USD SOFR ICE Swap Rate may make changes that could change the value of the USD SOFR ICE Swap Rate or discontinue the USD SOFR ICE Swap Rate and has no obligation to consider your interests in doing so. ICE Benchmark Administration Limited (or a successor), as administrator of the USD SOFR ICE Swap Rate, may make methodological or other changes that could change the value of the USD SOFR ICE Swap Rate, including changes related to the method by which the USD SOFR ICE Swap Rate is calculated, eligibility criteria applicable to the transactions used to calculate the USD SOFR ICE Swap Rate, or timing related to the publication of the USD SOFR ICE Swap Rate. In addition, the administrator may alter, discontinue or suspend calculation or dissemination of the USD SOFR ICE Swap Rate. The administrator has no obligation to consider your interests in calculating, adjusting, converting, revising or discontinuing the USD SOFR ICE Swap Rate. See “Risk Factors—Risks Relating to an Investment in the Securities—The calculation agent, which is a subsidiary of Morgan Stanley and an affiliate of MSFL (or, if applicable, we or our designee), will make determinations with respect to the securities.”

▪	In the event of an Index Cessation Effective Date, there is no guarantee that any Benchmark Replacement will be a comparable substitute for the then-current CMS Rate. If, as of the valuation date, an Index Cessation Effective Date has occurred with respect to the applicable tenor of the then-current CMS Rate and one or more Index Cessation Events, then the payment at maturity on the securities will no longer be determined by reference to the then-current CMS Rate, but instead will be determined by reference to a different rate, which will be a different benchmark than the then-current CMS Rate, plus a spread adjustment, which we refer to as a “Benchmark Replacement,” as further described under “Additional Provisions—Index Cessation” above. In such a case, in the first instance, the payment at maturity on the securities will be

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determined based on the alternate rate of interest that has been selected or recommended by the relevant governmental body or agency with jurisdiction over the then-current CMS Rate or the administrator thereof as the replacement for the then-current CMS Rate for the applicable index maturity. There can be no assurance that such a rate will be selected or recommended by the relevant governmental body or agency. If such a Benchmark Replacement cannot be determined, then the payment at maturity on the securities will be determined based on the alternate rate of interest that has been selected by the calculation agent giving due consideration to any industry-accepted rate of interest as a replacement for the then-current CMS Rate for U.S. dollar-denominated floating rate securities at such time. No market consensus exists as to what rate or rates may become industry-accepted replacements for any CMS Rate.

In addition, the terms of the securities expressly authorize us or our designee to make Benchmark Replacement Conforming Changes with respect to, among other things, changes to the definition of “interest payment period,” timing and frequency of determining rates and making payments of interest, and other administrative matters. The selection of a Benchmark Replacement, the calculation of the payment at maturity on the securities by reference to a Benchmark Replacement (including any adjustment spread calculation), any implementation of Benchmark Replacement Conforming Changes and any other determinations, decisions or elections that may be made under the terms of the securities in connection with an Index Cessation Effective Date could adversely affect the value of the securities, the return on the securities and the price at which you can sell such securities.

Any determination, decision or election that may be made by the calculation agent or us or our designee described above will be made in such person’s sole discretion.

In addition, (i) the composition and characteristics of the Benchmark Replacement will not be the same as those of the then-current CMS Rate, the Benchmark Replacement will not be the economic equivalent of the then-current CMS Rate, there can be no assurance that the Benchmark Replacement will perform in the same way as the then-current CMS Rate would have at any time and there is no guarantee that the Benchmark Replacement will be a comparable substitute for the then-current CMS Rate (each of which means that an Index Cessation Effective Date could adversely affect the value of the securities, the return on the securities and the price at which you can sell such securities), (ii) any failure of the Benchmark Replacement to gain market acceptance could adversely affect the securities, (iii) the Benchmark Replacement may have a very limited history and the future performance of the Benchmark Replacement cannot be predicted based on historical performance, (iv) the secondary trading market for securities linked to the Benchmark Replacement may be limited and (v) the administrator of the Benchmark Replacement may make changes that could change the value of the Benchmark Replacement or discontinue the Benchmark Replacement and has no obligation to consider your interests in doing so. Moreover, following the occurrence of an Index Cessation Effective Date in respect of one or more Index Cessation Events, the selection of the Benchmark Replacement (including any adjustment spread calculation) will be a one-time process. As a result, there is no guarantee that the payment at maturity on the securities following the occurrence of an Index Cessation Effective Date will equal the payment at maturity that would have been payable if such Index Cessation Effective Date had not occurred, which could adversely affect the value of the securities, the return on the securities and the price at which you can sell such securities.

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Use of Proceeds and Hedging

The proceeds from the sale of the securities will be used by us for general corporate purposes. We will receive, in aggregate, $1,000 per security issued, because, when we enter into hedging transactions in order to meet our obligations under the securities, our hedging counterparty will reimburse the cost of the Agent’s commissions. The costs of the securities borne by you and described on page 2 above comprise the Agent’s commissions and the cost of issuing, structuring and hedging the securities.

Supplemental Information Concerning Plan of Distribution; Conflicts of Interest

JPMorgan Chase Bank, N.A., J.P. Morgan Securities LLC and its affiliates will act as placement agents for the securities and will receive a fee from the Issuer or one of its affiliates that will not exceed $10 per $1,000 stated principal amount of securities, but will forgo any fees for sales to certain fiduciary accounts.

MS & Co. is an affiliate of MSFL and a wholly owned subsidiary of Morgan Stanley, and it and other affiliates of ours expect to make a profit by selling, structuring and, when applicable, hedging the securities.

MS & Co. will conduct this offering in compliance with the requirements of FINRA Rule 5121 of the Financial Industry Regulatory Authority, Inc., which is commonly referred to as FINRA, regarding a FINRA member firm’s distribution of the securities of an affiliate and related conflicts of interest. MS & Co. or any of our other affiliates may not make sales in this offering to any discretionary account.

Acceleration Amount in Case of an Event of Default

In case an event of default with respect to the securities shall have occurred and be continuing, the amount declared due and payable per security upon any acceleration of the securities shall be an amount in cash equal to the value of such security on the day that is two business days prior to the date of such acceleration, as determined by the calculation agent (acting in good faith and in a commercially reasonable manner) by reference to factors that the calculation agent considers relevant, including, without limitation: (i) then-current market interest rates; (ii) our credit spreads as of the pricing date, without adjusting for any subsequent changes to our creditworthiness; and (iii) the then-current value of the performance-based component of such security. Because the calculation agent will take into account movements in market interest rates, any increase in market interest rates since the pricing date will lower the value of your claim in comparison to if such movements were not taken into account.

Notwithstanding the foregoing, if a voluntary or involuntary liquidation, bankruptcy or insolvency of, or any analogous proceeding is filed with respect to the issuer, then depending on applicable bankruptcy law, your claim may be limited to an amount that could be less than the default amount.

Validity of the Securities

In the opinion of Davis Polk & Wardwell LLP, as special counsel to MSFL and Morgan Stanley, when the securities offered by this pricing supplement have been executed and issued by MSFL, authenticated by the trustee pursuant to the MSFL Senior Debt Indenture (as defined in the accompanying prospectus) and delivered against payment as contemplated herein, such securities will be valid and binding obligations of MSFL and the related guarantee will be a valid and binding obligation of Morgan Stanley, enforceable in accordance with their terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, concepts of reasonableness and equitable principles of general applicability (including, without limitation, concepts of good faith, fair dealing and the lack of bad faith), provided that such counsel expresses no opinion as to (i) the effect of fraudulent conveyance, fraudulent transfer or similar provision of applicable law on the conclusions expressed above and (ii) any provision of the MSFL Senior Debt Indenture that purports to avoid the effect of fraudulent conveyance, fraudulent transfer or similar provision of applicable law by limiting the amount of Morgan Stanley’s obligation under the related guarantee. This opinion is given as of the date hereof and is limited to the laws of the State of New York, the General Corporation Law of the State of Delaware and the Delaware Limited Liability Company Act. In addition, this opinion is subject to customary assumptions about the trustee’s authorization, execution and delivery of the MSFL Senior Debt Indenture and its

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authentication of the securities and the validity, binding nature and enforceability of the MSFL Senior Debt Indenture with respect to the trustee, all as stated in the letter of such counsel dated November 16, 2020, which is Exhibit 5-a to the Registration Statement on Form S-3 filed by Morgan Stanley on November 16, 2020.

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Tax Considerations

Prospective investors should note that the discussion under the section called “United States Federal Taxation” in the accompanying prospectus supplement does not apply to the securities issued under this pricing supplement and is superseded by the following discussion.

The following summary is a general discussion of the principal U.S. federal income tax consequences and certain estate tax consequences of the ownership and disposition of the securities. This discussion applies only to investors in the securities who:

•	purchase the securities in the original offering; and

•	hold the securities as capital assets within the meaning of Section 1221 of the Internal Revenue Code of 1986, as amended (the “Code”).

This discussion does not describe all of the tax consequences that may be relevant to a holder in light of the holder’s particular circumstances or to holders subject to special rules, such as:

•	certain financial institutions;

•	insurance companies;

•	dealers and certain traders in securities or commodities;

•	investors holding the securities as part of a “straddle,” wash sale, conversion transaction, integrated transaction or constructive sale transaction;

•	U.S. Holders (as defined below) whose functional currency is not the U.S. dollar;

•	partnerships or other entities classified as partnerships for U.S. federal income tax purposes;

•	regulated investment companies;

•	real estate investment trusts; or

•	tax-exempt entities, including “individual retirement accounts” or “Roth IRAs” as defined in Section 408 or 408A of the Code, respectively.

If an entity that is classified as a partnership for U.S. federal income tax purposes holds the securities, the U.S. federal income tax treatment of a partner will generally depend on the status of the partner and the activities of the partnership. If you are a partnership holding the securities or a partner in such a partnership, you should consult your tax adviser as to the particular U.S. federal tax consequences of holding and disposing of the securities to you.

As the law applicable to the U.S. federal income taxation of instruments such as the securities is technical and complex, the discussion below necessarily represents only a general summary. Moreover, the effect of any applicable state, local or non-U.S. tax laws is not discussed, nor are any alternative minimum tax consequences or consequences resulting from the Medicare tax on investment income.

This discussion is based on the Code, administrative pronouncements, judicial decisions and final, temporary and proposed Treasury regulations, all as of the date of this pricing supplement, changes to any of which subsequent to the date hereof may affect the tax consequences described herein. Persons considering the purchase of the securities should consult their tax advisers with regard to the application of the U.S. federal income tax laws to their particular situations as well as any tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

General

There is uncertainty regarding the U.S. federal income tax consequences of an investment in the securities due to the lack of governing authority. We intend to treat a security as a single financial contract that is an “open transaction” for U.S. federal income tax purposes. In the opinion of our counsel, Davis Polk & Wardwell LLP, this treatment of the securities is reasonable under current law; however, our counsel has advised us that it is unable to conclude affirmatively that this treatment is more likely than not to be upheld, and that alternative treatments are possible.

Due to the absence of statutory, judicial or administrative authorities that directly address the treatment of the securities or instruments that are similar to the securities for U.S. federal income tax purposes, no assurance can be given that the Internal Revenue Service (the “IRS”) or a court will agree with the tax treatment described herein. Accordingly, you should consult your tax adviser regarding all aspects of the U.S. federal tax consequences of an investment in the securities (including possible alternative treatments of the securities). Unless otherwise stated, the following discussion is based on the treatment of the securities as described in the previous paragraph.

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Tax Consequences to U.S. Holders

This section applies to you only if you are a U.S. Holder. As used herein, the term “U.S. Holder” means a beneficial owner of a security that is, for U.S. federal income tax purposes:

•	a citizen or individual resident of the United States;

•	a corporation, or other entity taxable as a corporation, created or organized in or under the laws of the United States, any state thereof or the District of Columbia; or

•	an estate or trust the income of which is subject to U.S. federal income taxation regardless of its source.

Tax Treatment of the Securities

Assuming the treatment of the securities as set forth above is respected, the following U.S. federal income tax consequences should result.

Tax Treatment Prior to Settlement. A U.S. Holder should not be required to recognize taxable income over the term of the securities prior to settlement, other than pursuant to a sale or exchange as described below.

Tax Basis. A U.S. Holder’s tax basis in the securities should equal the amount paid by the U.S. Holder to acquire the securities.

Sale or Exchange of the Securities. Upon a sale or exchange of the securities prior to maturity, a U.S. Holder should recognize gain or loss equal to the difference between the amount realized on the sale or exchange and the U.S. Holder’s tax basis in the securities sold or exchanged. Any gain or loss should be long-term capital gain or loss if the U.S. Holder has held the securities for more than one year at such time, and short-term capital gain or loss otherwise.

Settlement of the Securities at Maturity. Upon settlement of the securities, a U.S. Holder should recognize gain or loss equal to the difference between the amount realized on the settlement and the U.S. Holder’s tax basis in the securities. Although not free from doubt in light of the lack of clear authority addressing the treatment of the settlement of instruments such as the securities, any gain or loss should be long-term capital gain or loss if the U.S. Holder has held the securities for more than one year at the time of the settlement, and should be short-term capital gain or loss otherwise. However, the IRS may assert that any gain or loss recognized by a U.S. Holder upon settlement of the securities should be treated as ordinary income or loss. In the event of an ordinary loss to a U.S. Holder that is an individual, the loss may be treated as a non-deductible “miscellaneous itemized deduction.” You should consult your tax adviser regarding the character of gain or loss recognized upon a settlement of the securities.

Possible Alternative Tax Treatments of an Investment in the Securities

Due to the absence of authorities that directly address the proper tax treatment of the securities, no assurance can be given that the IRS will accept, or that a court will uphold, the treatment described above. Due to the terms of the securities, there is a substantial risk that the IRS could seek to recharacterize the securities as debt instruments. In that event, the IRS could seek to analyze the U.S. federal income tax consequences of owning the securities under Treasury regulations governing contingent payment debt instruments (the “Contingent Debt Regulations”). If the IRS were successful in asserting that the Contingent Debt Regulations applied to the securities, the timing and character of income thereon would be significantly affected.  Among other things, a U.S. Holder would be required to accrue into income original issue discount on the securities every year at a “comparable yield” determined at the time of their issuance, adjusted upward or downward to reflect the difference, if any, between the actual and the projected amount of the contingent payment on the securities. Furthermore, any gain realized by a U.S. Holder at maturity or upon a sale, exchange or other disposition of the securities would generally be treated as ordinary income, and any loss realized would be treated as ordinary loss to the extent of the U.S. Holder’s prior accruals of original issue discount and as capital loss thereafter. The risk that financial instruments providing for buffers, triggers or similar downside protection features, such as the securities, would be recharacterized as debt is greater than the risk of recharacterization for comparable financial instruments that do not have such features.

Other alternative federal income tax treatments of the securities are also possible, which, if applied, could significantly affect the timing and character of the income or loss with respect to the securities. In 2007, the U.S. Treasury Department and the IRS released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments. The notice focuses in particular on whether to require holders of these instruments to accrue income over the term of their investment. It also asks for comments on a number of related topics, including the character of income or loss with respect to these instruments; whether short-term instruments should be subject to any such accrual regime; the relevance of

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factors such as the exchange-traded status of the instruments and the nature of the underlying property to which the instruments are linked; and whether these instruments are or should be subject to the “constructive ownership” rule, which very generally can operate to recharacterize certain long-term capital gain as ordinary income and impose an interest charge. While the notice requests comments on appropriate transition rules and effective dates, any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the securities, possibly with retroactive effect. U.S. Holders should consult their tax advisers regarding the U.S. federal income tax consequences of an investment in the securities, including possible alternative treatments and the issues presented by this notice.

Backup Withholding and Information Reporting

Backup withholding may apply in respect of the payment on the securities at maturity and the payment of proceeds from a sale, exchange or other disposition of the securities, unless a U.S. Holder provides proof of an applicable exemption or a correct taxpayer identification number and otherwise complies with applicable requirements of the backup withholding rules. The amounts withheld under the backup withholding rules are not an additional tax and may be refunded, or credited against the U.S. Holder’s U.S. federal income tax liability, provided that the required information is timely furnished to the IRS. In addition, information returns may be filed with the IRS in connection with the payment on the securities and the payment of proceeds from a sale, exchange or other disposition of the securities, unless the U.S. Holder provides proof of an applicable exemption from the information reporting rules.

Tax Consequences to Non-U.S. Holders

This section applies to you only if you are a Non-U.S. Holder. As used herein, the term “Non-U.S. Holder” means a beneficial owner of a security that is, for U.S. federal income tax purposes:

•	an individual who is classified as a nonresident alien;

•	a foreign corporation; or

•	a foreign estate or trust.

The term “Non-U.S. Holder” does not include any of the following holders:

•	a holder who is an individual present in the United States for 183 days or more in the taxable year of disposition and who is not otherwise a resident of the United States for U.S. federal income tax purposes;

•	certain former citizens or residents of the United States; or

•	a holder for whom income or gain in respect of the securities is effectively connected with the conduct of a trade or business in the United States.

Such holders should consult their tax advisers regarding the U.S. federal income tax consequences of an investment in the securities.

Tax Treatment upon Sale, Exchange or Settlement of the Securities

In general. Assuming the treatment of the securities as set forth above is respected (including the characterization of the gain recognized at settlement of the securities at maturity as capital gain), and subject to the discussion below concerning backup withholding, a Non-U.S. Holder of the securities generally will not be subject to U.S. federal income or withholding tax in respect of amounts paid to the Non-U.S. Holder.

Subject to the discussion regarding the possible application of FATCA, if all or any portion of the securities were recharacterized as a debt instrument, any payment made to a Non-U.S. Holder with respect to the securities would not be subject to U.S. federal withholding tax, provided that:

•	the Non-U.S. Holder does not own, directly or by attribution, ten percent or more of the total combined voting power of all classes of Morgan Stanley stock entitled to vote;

•	the Non-U.S. Holder is not a controlled foreign corporation related, directly or indirectly, to Morgan Stanley through stock ownership;

•	the Non-U.S. Holder is not a bank receiving interest under Section 881(c)(3)(A) of the Code, and

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•	the certification requirement described below has been fulfilled with respect to the beneficial owner.

Certification Requirement. The certification requirement referred to in the preceding paragraph will be fulfilled if the beneficial owner of a security (or a financial institution holding a security on behalf of the beneficial owner) furnishes to the applicable withholding agent an IRS Form W-8BEN (or other appropriate form) on which the beneficial owner certifies under penalties of perjury that it is not a U.S. person.

In 2007, the U.S. Treasury Department and the IRS released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments. Among the issues addressed in the notice is the degree, if any, to which any income with respect to instruments such as the securities should be subject to U.S. withholding tax. It is possible that any Treasury regulations or other guidance promulgated after consideration of this issue could materially and adversely affect the withholding tax consequences of ownership and disposition of the securities, possibly on a retroactive basis. Non-U.S. Holders should note that we currently do not intend to withhold on any payment made with respect to the securities to Non-U.S. Holders (subject to compliance by such holders with the certification requirement described above and the discussion below regarding FATCA). However, in the event of a change of law or any formal or informal guidance by the IRS, the U.S. Treasury Department or Congress, we may decide to withhold on payments made with respect to the securities to Non-U.S. Holders and we will not be required to pay any additional amounts with respect to amounts withheld. Accordingly, Non-U.S. Holders should consult their tax advisers regarding all aspects of the U.S. federal income tax consequences of an investment in the securities, including the possible implications of the notice referred to above.

Section 871(m) Withholding Tax on Dividend Equivalents

Section 871(m) of the Code and Treasury regulations promulgated thereunder (“Section 871(m)”) generally impose a 30% (or a lower applicable treaty rate) withholding tax on dividend equivalents paid or deemed paid to Non-U.S. Holders with respect to certain financial instruments linked to U.S. equities or indices that include U.S. equities (each, an “Underlying Security”). Because the securities reference a rate that is not treated for U.S. federal income tax purposes as an Underlying Security, payment on the securities to Non-U.S. Holders should not be subject to Section 871(m).

U.S. Federal Estate Tax

Individual Non-U.S. Holders and entities the property of which is potentially includible in such an individual’s gross estate for U.S. federal estate tax purposes (for example, a trust funded by such an individual and with respect to which the individual has retained certain interests or powers) should note that, absent an applicable treaty exemption, the securities may be treated as U.S. situs property subject to U.S. federal estate tax. Prospective investors that are non-U.S. individuals, or are entities of the type described above, should consult their tax advisers regarding the U.S. federal estate tax consequences of an investment in the securities.

Backup Withholding and Information Reporting

Information returns may be filed with the IRS in connection with the payment on the securities at maturity as well as in connection with the payment of proceeds from a sale, exchange or other disposition of the securities. A Non-U.S. Holder may be subject to backup withholding in respect of amounts paid to the Non-U.S. Holder, unless such Non-U.S. Holder complies with certification procedures to establish that it is not a U.S. person for U.S. federal income tax purposes or otherwise establishes an exemption. Compliance with the certification procedures described above under “―Tax Treatment upon Sale, Exchange or Settlement of the Securities – Certification Requirement” will satisfy the certification requirements necessary to avoid backup withholding as well. The amount of any backup withholding from a payment to a Non-U.S. Holder will be allowed as a credit against the Non-U.S. Holder’s U.S. federal income tax liability and may entitle the Non-U.S. Holder to a refund, provided that the required information is timely furnished to the IRS.

FATCA

Legislation commonly referred to as “FATCA” generally imposes a withholding tax of 30% on payments to certain non-U.S. entities (including financial intermediaries) with respect to certain financial instruments, unless various U.S. information reporting and due diligence requirements have been satisfied. An intergovernmental agreement between the United States and the non-U.S. entity’s jurisdiction may modify these requirements. FATCA generally applies to certain financial instruments that are treated as paying U.S.-source interest or other U.S.-source “fixed or determinable annual or periodical” income (“FDAP income”). If the securities were recharacterized as debt instruments, FATCA would apply to any payment of amounts treated as interest and to payments of gross proceeds of the disposition (including upon retirement) of the securities. However, under proposed regulations (the preamble to which specifies that taxpayers are permitted to rely on them pending finalization), no withholding will apply on payments of gross proceeds (other than amounts treated as FDAP income). If withholding were to apply to the

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securities, we would not be required to pay any additional amounts with respect to amounts withheld. Both U.S. and Non-U.S. Holders should consult their tax advisers regarding the potential application of FATCA to the securities.

The discussion in the preceding paragraphs under “United States Federal Taxation,” insofar as it purports to describe provisions of U.S. federal income tax laws or legal conclusions with respect thereto, constitutes the full opinion of Davis Polk & Wardwell LLP regarding the material U.S. federal income tax consequences of an investment in the securities.

Where You Can Find More Information

MSFL and Morgan Stanley have filed a registration statement (including a prospectus, as supplemented by a prospectus supplement) with the Securities and Exchange Commission, or SEC, for the offering to which this pricing supplement relates. You should read the prospectus in that registration statement, the prospectus supplement and any other documents relating to this offering that MSFL and Morgan Stanley have filed with the SEC for more complete information about MSFL, Morgan Stanley and this offering. You may get these documents without cost by visiting EDGAR on the SEC web site at www.sec.gov. Alternatively, MSFL, Morgan Stanley, any underwriter or any dealer participating in the offering will arrange to send you the prospectus and the prospectus supplement if you so request by calling toll-free 1-(800)-584-6837.

You may access these documents on the SEC web site at.www.sec.gov as follows:

Prospectus Supplement dated November 16, 2020

Prospectus dated November 16, 2020

Terms used but not defined in this pricing supplement are defined in the prospectus supplement or in the prospectus.

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